UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2009

KONA GRILL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On February 14, 2009, the Subscription Agreement (the “Agreement”) entered into by Kona Grill, Inc. (the “Company”) and James R. Jundt on December 22, 2008 for the purchase of $1,000,000 of the Company’s common stock was terminated.  The Agreement was terminated by mutual agreement of the Company and Mr. Jundt without any continuing obligations by either party.  As publicly disclosed, during December 2008, a special committee of independent directors (“Committee”)  was established by the Company’s full Board of Directors, to undertake a comprehensive process to identify and pursue various sources of external financing to supplement the Company’s operating cash flows and fund capital expenditure requirements.  Such financing may  involve, without limitation, a  junior subordinated bridge loan, a secured equipment lease financing, a commercial bank line of credit, the sale of equity securities, a subscription rights offering made available to all of the Company’s existing stockholders, or any combination of the foregoing.

 At this time, under the direction of the Committee, the Company is engaged in preliminary discussions with various financing sources and, although there can be no assurance that any definitive transaction will be successfully negotiated or consummated (in part based on credit and market conditions outside of the Company’s control), the Company has received several indications of interest on economic and structural terms which the Committee has determined to be potentially more favorable to the Company than the terms of the Agreement.

James R. Jundt is the beneficially owner of 4.9% of the Company’s common stock.  Mr. Jundt is also the father of Marcus E. Jundt, the Company’s Chairman of the Board, Chief Executive Officer, and President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2009	KONA GRILL, INC.
	By:	/s/ Mark S. Robinow
Mark S. Robinow
Executive Vice President, Chief Financial Officer, and Secretary